Special Meeting of Shareholders:

A Special Meeting of Shareholders of the Trust was held on December 18, 2009 (the Meeting for the Large Cap Growth Fund was adjourned until January 8, 2010, at which time it was reconvened) for purpose of voting on the following:

* The Election of eleven Trustees of the Trust
* A change to Ohio Municipal Money Market Fund's fundamental investment restriction on investing in real estate

The voting results for the Election of eleven Trustees was as follows:

                           Affirmative    Against     Abstain
Mr. David Brooks Adcock  2,221,194,797       -      56,232,712
Mr. Nigel D.T. Andrews   2,246,637,963       -      30,789,545
Ms. Teresa C. Barger     2,249,000,686       -      28,426,822
Ms. E. Lee Beard         2,224,799,127       -      52,628,381
Mr. David C. Brown       2,245,350,484       -      32,077,025
Ms. Lyn Hutton           2,247,336,902       -      30,090,606
Mr. John L. Kelly        2,248,574,785       -      28,951,723
Mr. David L. Meyer       2,246,055,515       -      31,371,994
Ms. Karen F. Shepherd    2,222,531,272       -      54,896,237
Mr. Robert L. Wagner     2,244,576,601       -      32,850,907
Mr. Leigh A. Wilson      2,246,235,674       -      31,191,834

The voting results for the change to Ohio Municipal Money Market Fund's fundamental investment restriction on investing in real estate was 88.42% in favor of the proposal, 7.67% against the proposal, 3.24% abstained and 0.67% broker non-votes.

                          Affirmative    Against     Abstain
Mr. David Brooks Adcock   112,151,505       -       2,612,872
Mr. Nigel D.T. Andrews    112,039,812       -       2,724,565
Ms. Teresa C. Barger      112,151,467       -       2,612,909
Ms. E. Lee Beard          112,070,761       -       2,693,616
Mr. David C. Brown        112,056,457       -       2,707,920
Ms. Lyn Hutton            112,165,746       -       2,598,631
Mr. John L. Kelly         111,993,786       -       2,770,591
Mr. David L. Meyer        111,628,821       -       3,135,555
Ms. Karen F. Shepherd     112,018,002       -       2,746,375
Mr. Robert L. Wagner      112,142,716       -       2,621,661
Mr. Leigh A. Wilson       112,128,475       -       2,635,902